Exhibit 23(b)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement of Huntington Bancshares Incorporated on Form S-3 of our report dated February 15, 2005 (March 1, 2005 as to Note 23), related to the consolidated financial statements, and our report dated February 15, 2005, related to management’s report on the effectiveness of internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of Huntington Bancshares Incorporated for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Columbus, Ohio
January 18, 2006